Exhibit 99.1 news release

Ovintiv Reports Third Quarter 2021 Financial and Operating Results

Strong Third Quarter Free Cash Flow to Enhance Shareholder Returns Through Fourth Quarter Share Buyback Program

Third Quarter Highlights:

•	Generated third quarter cash from operating activities of $812 million, non-GAAP cash flow of $845 million and non-GAAP free cash flow of $480 million
•	Reduced net debt by $409 million to $4.8 billion; achieved 1.5 times net debt to adjusted EBITDA leverage ratio
•	Fully offset inflation during the quarter with operational efficiency gains and supply chain management
•

Implemented a new capital allocation framework to increase cash returns to shareholders through share buybacks and/or variable dividends; Company expects to purchase shares equivalent to $111 million during fourth quarter

•	Received regulatory approval to purchase, for cancellation, up to 10% of the Company’s outstanding shares of common stock over a 12-month period beginning October 1, 2021
•	On track to achieve 33% methane intensity reduction target in 2021, four years ahead of schedule
•	Committed to establishing a Scope 1&2 greenhouse gas (GHG) emission intensity target tied to 2022 employee compensation
•	Announced that as of September 1, 2021, the Company is fully aligned with the World Bank Zero Routine Flaring by 2030 initiative, nine years ahead of the World Bank's target

DENVER, November 2, 2021 – Ovintiv Inc. (NYSE, TSX: OVV) today announced its third quarter 2021 financial and operating results. The Company plans to hold a conference call and webcast at 9:00 a.m. MT (11:00 a.m. ET) on November 3, 2021. Please see dial-in details within this release, as well as additional details on the Company's website at www.ovintiv.com.

“Our third quarter results demonstrate our commitment to unlocking shareholder value by delivering on our strategic priorities”, said Ovintiv President and CEO, Brendan McCracken. “Year-to-date, we have generated nearly $1.4 billion of free cash flow, dropped our net debt by more than $2.1 billion, and increased our base dividend by about 50%. During the fourth quarter we expect to return approximately $150 million to our shareholders via our base dividend and share buybacks. Looking ahead, we are committed to debt reduction, generating superior returns on the capital we invest, returning cash to our shareholders, and driving ESG progress."

Third Quarter 2021 Financial and Operating Results

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The Company recorded a net loss in the third quarter of $72 million, or $0.28 per diluted share of common stock. The results included the impact of net losses on risk management of $954 million, before-tax.

•	Third quarter cash from operating activities was $812 million, non-GAAP cash flow was $845 million and capital investment totaled $365 million, resulting in $480 million of non-GAAP free cash flow.
•

Average total production was 535 thousand barrels of oil equivalent per day (MBOE/d), including crude and condensate production of 189 thousand barrels per day (Mbbls/d), natural gas production of 1,566 million cubic feet per day (MMcf/d), and NGL production of 85 Mbbls/d.

•	Total Costs for the third quarter were $13.03 per barrel of oil equivalent (BOE).

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•

Third quarter 2021 average realized prices, excluding losses on risk management, were $68.36 per barrel for oil and condensate (97% of WTI), $29.31 per barrel for other NGLs (C2-C4) and $3.69 per thousand cubic feet (Mcf) for natural gas (92% of NYMEX), resulting in a total average realized price of $39.57 per BOE.

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Third quarter 2021 average realized prices, including losses on risk management, were $54.97 per barrel for oil and condensate, $23.86 per barrel for other NGLs (C2-C4) and $3.02 per Mcf for natural gas, resulting in a total average realized price of $32.00 per BOE. Ovintiv reported third quarter realized commodity-based risk management losses of $372 million, before tax. The Company did not add any material new risk management positions during the quarter.

Share Buyback Program Underway

As of October 31, 2021, Ovintiv had repurchased for cancellation, approximately 791 thousand of its common shares outstanding at an average price of $37.91 per share, for a total investment of approximately $30 million. During the fourth quarter, the Company plans to buyback shares equivalent to 25% of its third quarter free cash flow less base dividend payments, or approximately $111 million.

Continued Net Debt Reduction

During the third quarter, Ovintiv reduced net debt by $409 million to $4.8 billion. The Company remains on track to reach its year-end net debt target of $4.5 billion, which will represent approximately $3 billion of net debt reduction since the second quarter of 2020.

During the quarter, the Company set a new net debt target of $3 billion, which, assuming current strip commodity prices, could be achieved as soon as year-end 2022. Assuming commodity prices of $50 per bbl WTI oil and $2.75 per MMBtu NYMEX natural gas, Ovintiv expects the net debt target to be reached by or before year-end 2023.

In August 2021, Ovintiv redeemed its $518 million, 3.90% senior notes due November 15, 2021. The Company redeemed the notes at par and paid approximately $523 million in cash including accrued and unpaid interest of $5 million. In June 2021, Ovintiv redeemed its $600 million 5.75% senior notes due January 30, 2022. The combined redemptions represent approximately $1.1 billion of debt repayments, resulting in expected annualized interest savings of over $50 million.

At the end of the third quarter, the Company had no outstanding balances under its revolving credit facilities and commercial paper programs. Ovintiv’s available liquidity totaled $4.3 billion.

Dividend Declared

On November 2, 2021, Ovintiv’s Board declared a dividend of $0.14 per share of common stock payable on December 31, 2021, to common stockholders of record as of December 15, 2021.The dividend was increased by approximately 50% in the third quarter.

ESG Performance

The Company recently announced the achievement of several key sustainability milestones related to emissions reductions, social responsibility and corporate governance. As highlighted below, Ovintiv is delivering measurable progress against its ESG initiatives. In addition, the Company launched a new sustainability website, highlighting Ovintiv's data-driven approach to environmental, social and governance (ESG) performance matters.

Key highlights of Ovintiv's recent sustainability achievements:

•	Delivering on 33% methane intensity reduction target in 2021, four years ahead of schedule
•	Expect to reduce 2021 Scope 1&2 GHG emissions intensity by more than 20% compared to 2019
•	Committed to establishing a Scope 1&2 GHG emissions intensity target tied to 2022 employee compensation
•	As of September 1, 2021, the Company is fully aligned with the World Bank Zero Routine Flaring by 2030 initiative, nine years ahead of the World Bank's target
•	Established emissions monitoring dashboard across all operations
•	Achieved 7th consecutive safest year ever in 2020 with a Total Recordable Injury Frequency of 0.19
•	Established a social commitment leadership team and published inaugural social commitment framework
•	Broadened the diversity of the Company's Board of Directors

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Ovintiv’s full 2020 ESG data disclosure can be found at  www.ovintiv.com/sustainability.

2021 Guidance Update

The Company reiterated its original full year 2021 capital guidance of $1.5 billion as it expects to fully offset inflationary pressures on capital costs. Ovintiv has narrowed the production ranges in its full year 2021 guidance as follows:

2021 Guidance
	Previous	Current
Capital Investment ($ Billion)	$1.5	$1.5
Oil & Condensate (Mbbls/d)	190 - 195	191 - 194
Other NGLs (Mbbls/d)	80 - 85	82 - 83
Natural Gas (MMcf/d)	1,550 -1,575	1,555 - 1,570
Total Costs per BOE (1)	$12.95 - $13.20	$12.95 - $13.20
(1)	Total Costs is a non-GAAP measure as defined in Note 1.

2022 Outlook

Ovintiv views its 2021 development program as being highly repeatable in 2022 for the same amount of capital investment. With capital investment of approximately $1.5 billion in 2022, the Company expects to maintain crude and condensate production volumes consistent with the second half of 2021, at approximately 180 to 190 Mbbls/d. This range reflects a largely flat year-over-year production profile when including the impact of asset divestitures which closed during the first half of 2021. Ovintiv did not enter 2021 with a material drilled-but-uncompleted (DUC) well inventory nor does it expect to exit the year with a material number of DUC wells.

“We are confident in our ability to maintain our capital efficiency in 2022,” said McCracken. “Our teams have been relentless in finding ways to offset cost inflation and make better wells. Our Permian, Anadarko, and Montney assets are all generating superior returns on invested capital as evidenced by the fact that each asset is on track to generate between $1.0 to $1.1 billion of upstream operating free cash flow in 2021. Our multi-basin portfolio, repeatable load-leveled program, pacesetter cost performance, and rigorous supply chain management provide a strong position to continue delivering industry leading capital efficiency as we head into 2022.”

Asset Highlights

Ovintiv continued to demonstrate industry-leading capital efficiencies across its Core 3 assets during the third quarter. Despite inflationary pressures, program-leading, or “pacesetter” well cost performance was repeated in each of the three assets during the quarter.

Permian

Permian production averaged 126 MBOE/d (81% liquids) in the quarter. The Company averaged three gross rigs, drilled 17 net wells, and had 20 net wells turned in line (TIL).

Permian drilling and completion (D&C) costs have averaged $480 per foot year-to-date and are 11% lower than the 2020 program average. During the quarter, the 13 well Falcon East development in Midland County had an average lateral length of 13,500 feet, was drilled at an average rate of over 2,000 feet per day and was completed using simul-frac at a rate of over 3,300 feet per day. Completion efficiency for all 20 net TILs in the quarter averaged over 3,000 feet per day, with 95% of these wells completed using simul-frac. In addition, three of the five pads brought online during the quarter used 100% local, wet sand, generating savings of approximately $100,000 per well.

Anadarko

Anadarko production averaged 134 MBOE/d (62% liquids) in the quarter. The Company averaged two gross rigs, drilled 12 net wells, and had 10 net wells TIL.

In the STACK area, D&C costs have averaged $430 per foot year-to-date and are 10% lower than the 2020 program average. In addition to achieving best in class D&C costs, year-to-date 2021 STACK well results have demonstrated a significant uplift in performance, driven by enhanced artificial lift and optimized completion design.

The Anadarko team lowered facility costs in the quarter to approximately $300,000 per well, 27% below the 2020 program average. This cost reduction was driven by development optimization, including an increase in the number of wells drilled per pad and efficiently reoccupying older locations.

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Montney

Montney production averaged 229 MBOE/d (25% liquids) in the quarter. The Company averaged four gross rigs, drilled 23 net wells and had 16 net wells TIL.

Montney year-to-date D&C costs have averaged $410 per foot and are 9% lower than the 2020 program average. During the quarter, Ovintiv drilled three of its longest laterals ever in the Montney. The longest of these was drilled at over 15,300 feet, 13% more than the previous company record. Industry wide, these wells mark three of the top five longest laterals drilled in the basin to date. About 90% of the completed wells in the quarter utilized an optimized casing design that saved approximately $120,000 per well. The 2021 Montney program is achieving better than expected well performance across all fluid windows. In the liquids-rich fairway of Pipestone, the 8 well 16-27 development has produced an average of 993 BOE/d (63% condensate) per well over the first 180 days of production.

Base Assets

Bakken production averaged 25 MBOE/d (80% liquids) in the quarter. The Company averaged one net rig, drilled four net wells and had two net wells TIL. The Bakken program is continuing to demonstrate exceptional performance through optimized completion and wellbore designs. The Kestrel 3 well development has achieved an IP120 production rate of 1,330 barrels of oil per day per well.

For additional information, please refer to the 3Q 2021 Results Presentation at https://investor.ovintiv.com/presentations-events.

Conference Call Information

A conference call and webcast to discuss the Company’s third quarter results will be held at 9:00 a.m. MT (11:00 a.m. ET) on November 3, 2021. To participate in the call, please dial 888-664-6383 (toll-free in North America) or 416-764-8650 (international) approximately 15 minutes prior to the conference call. The live audio webcast of the conference call, including slides and financial statements, will be available on Ovintiv's website, www.ovintiv.com under Investors/Presentations and Events. The webcast will be archived for approximately 90 days.

Refer to Note 1 Non-GAAP measures and the tables in this release for reconciliation to comparable GAAP financial measures.

Capital Investment and Production

(for the three months ended September 30)	3Q 2021	3Q 2020
Capital Expenditures (1) ($ millions)	365	351
Oil (Mbbls/d)	136.8	138.9
NGLs – Plant Condensate (Mbbls/d)	51.9	47.2
Oil & Plant Condensate (Mbbls/d)	188.7	186.1
NGLs – Other (Mbbls/d)	84.9	83.8
Total Liquids (Mbbls/d)	273.6	269.9
Natural gas (MMcf/d)	1,566	1,442
Total production (MBOE/d)	534.7	510.2

(1) Including capitalized directly attributable internal costs.

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Third Quarter Summary

(for the three months ended September 30) ($ millions, except as indicated)	3Q 2021	3Q 2020
Cash From (Used In) Operating Activities Deduct (Add Back): Net change in other assets and liabilities Net change in non-cash working capital Current tax on sale of assets	812 (10) (23) -	493 (47) 142 -
Non-GAAP Cash Flow (1)	845	398
Non-GAAP Cash Flow Margin (1) ($/BOE)	17.17	8.49

Non-GAAP Cash Flow (1)	845	398
Less: Capital Expenditures (2)	365	351
Non-GAAP Free Cash Flow (1)	480	47

Net Earnings (Loss) Before Income Tax

Before-tax (Addition) Deduction:

Unrealized gain (loss) on risk management

Impairments

Restructuring charges

Non-operating foreign exchange gain (loss)

Gain (loss) on divestitures

Gain on debt retirement

	(71) (579) - (2) (11) - -	(1,560) (243) (1,336) (7) 21 - 6
Adjusted Net Earnings (Loss) Before Income Tax Income tax expense (recovery)	521 130	(1) 7
Non-GAAP Operating Earnings (Loss) (1)	391	(8)

(1) Non-GAAP cash flow, non-GAAP cash flow margin, non-GAAP free cash flow and non-GAAP operating earnings (loss) are non-GAAP measures as defined in Note 1.

(2) Including capitalized directly attributable internal costs.

Realized Pricing Summary

(for the three months ended September 30)	3Q 2021	3Q 2020
Liquids ($/bbl)
WTI	70.56	40.93
Realized Liquids Prices (1)
Oil	53.31	41.39
NGLs – Plant Condensate	59.34	39.99
Oil & Plant Condensate	54.97	41.04
NGLs – Other	23.86	9.99
Total NGLs	37.31	20.81

Natural Gas
NYMEX ($/MMBtu)	4.01	1.98
Realized Natural Gas Price (1) ($/Mcf)	3.02	2.15

(1)	Prices include the impact of realized gain (loss) on risk management.

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(for the three months ended September 30) ($ millions, except as indicated)	3Q 2021	3Q 2020
Total Operating Expenses	1,789	2,696
Deduct (Add Back):
Market optimization operating expenses	808	380
Corporate & other operating expenses	1	-
Depreciation, depletion and amortization	297	406
Impairments	-	1,336
Accretion of asset retirement obligation	5	8
Long-term incentive costs	31	2
Restructuring and legal costs	6	7
Current expected credit losses	-	(1)
Total Costs (1)	641	558
Divided by:
Production Volumes (MMBOE)	49.2	46.9
Total Costs (1) ($/BOE)	13.03	11.85
Drivers Included in Total Costs (1) ($/BOE)
Production, mineral and other taxes	1.57	0.99
Upstream transportation and processing	7.17	6.62
Upstream operating, excluding long-term incentive costs	2.85	2.69
Administrative, excluding long-term incentive costs, restructuring and legal costs, and current expected credit losses	1.44	1.55
Total Costs (1) ($/BOE)	13.03	11.85

Total Costs

(1)	Total Costs is a non-GAAP measure as defined in Note 1. Total Costs per BOE is calculated using whole dollars and volumes.

Debt to Adjusted Capitalization

($ millions, except as indicated)	September 30, 2021	December 31, 2020
Long-Term Debt, including current portion	4,791	6,885
Total Shareholders’ Equity	3,797	3,837
Equity Adjustment for Impairments at December 31, 2011	7,746	7,746
Adjusted Capitalization	16,334	18,468
Debt to Adjusted Capitalization (1)	29%	37%
(1)	Debt to Adjusted Capitalization is a non-GAAP measure as defined in Note 1.

Hedge Volumes as of September 30, 2021

Oil and Condensate Hedges ($/bbl)	4Q 2021	2022
WTI Swaps Swap Price	30 Mbbls/d $46.37	5 Mbbls/d $60.16
WTI 3-Way Options Short Call Long Put Short Put	85 Mbbls/d $53.92 $44.66 $34.79	75 Mbbls/d $70.79 $60.82 $49.33
WTI Costless Collars Short Call Long Put	15 Mbbls/d $45.84 $35.00	-

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Natural Gas Hedges ($/Mcf)	4Q 2021	2022
NYMEX Swaps Swap Price	165 MMcf/d $2.51	200 MMcf/d $2.67
NYMEX 3-Way Options Short Call Long Put Short Put	980 MMcf/d $3.36 $2.89 $2.50	398 MMcf/d $3.02 $2.75 $2.00
NYMEX Costless Collars Short Call Long Put	-	200 MMcf/d $2.85 $2.55
NYMEX Short Call Options Sold Call Strike	-	330 MMcf/d $2.38
NYMEX Swaption Swaption Strike	-	165 MMcf/d $2.51

Price Sensitivities for WTI Oil (1) ($MM)

WTI Oil Hedge Gains (Losses) by Quarter
Period	$40	$50	$60	$70	$80	$90
4Q21	$56	(10)	(106)	(224)	(344)	(463)
Full Year 2022	$351	296	42	(54)	(288)	(580)
(1)	Hedge positions and hedge sensitivity estimates based on hedge positions as at 09/30/2021. Does not include impact of basis positions.

Price Sensitivities for NYMEX Natural Gas (1) ($MM)

NYMEX Natural Gas Hedge Gains (Losses) by Quarter
Period	$2.50	$3.00	$3.50	$4.00	$4.50	$5.00	$5.50
4Q21	$35	(7)	(28)	(81)	(133)	(186)	(239)
Full Year 2022	$38	(139)	(372)	(608)	(844)	(1,080)	(1,316)
(1)	Hedge positions and hedge sensitivity estimates based on hedge positions as at 09/30/2021. Does not include impact of basis positions.

Note: Company has additional hedges on Butane, Propane and Ethane in the fourth quarter of 2021 only, that are not included in the above tables.

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Important information

Ovintiv reports in U.S. dollars unless otherwise noted. Production, sales and reserves estimates are reported on an after-royalties basis, unless otherwise noted. Unless otherwise specified or the context otherwise requires, references to Ovintiv or to the Company includes reference to subsidiaries of and partnership interests held by Ovintiv Inc. and its subsidiaries.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Ovintiv to provide shareholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

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Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Cash Flow Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production. Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital expenditures, excluding net acquisitions and divestitures.

•

Upstream Operating Cash Flow, excluding Risk Management and Upstream Operating Free Cash Flow – Upstream Operating Cash Flow, excluding Risk Management is a measure that adjusts the USA and Canadian Operations revenues for production, mineral and other taxes, transportation and processing expense, operating expense and the impacts of realized risk management activities. It is calculated as total upstream operating income excluding upstream depreciation, depletion and amortization, and the impact of risk management activities. Upstream Operating Free Cash Flow is defined as Upstream Operating Cash Flow, excluding Risk Management, in excess of upstream capital investment, excluding net acquisitions and divestitures. Management monitors these measures as it reflects operating performance and measures the amount of cash generated from the Company’s upstream operations.

•

Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that Management believes reduces the comparability of the Company's financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes includes adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate. In addition, any valuation allowances are excluded in the calculation of income taxes.

•

Total Costs is a non-GAAP measure which includes the summation of production, mineral and other taxes, upstream transportation and processing expense, upstream operating expense and administrative expense, excluding the impact of long-term incentive costs, restructuring and legal costs, and current expected credit losses. It is calculated as total operating expenses excluding non-upstream operating costs and non-cash items which include operating expenses from the Market Optimization and Corporate and Other segments, depreciation, depletion and amortization, impairments, accretion of asset retirement obligation, long-term incentive costs, restructuring and legal costs, and current expected credit losses. When presented on a per BOE basis, Total Costs is divided by production volumes. Management believes this measure is useful to the Company and its investors as a measure of operational efficiency across periods.

•

Net Debt is defined as long-term debt, including the current portion, less cash and cash equivalents. Adjusted EBITDA is defined as trailing 12-month net earnings (loss) before income taxes, DD&A, impairments, accretion of asset retirement obligation, interest, unrealized gains/losses on risk management, foreign exchange gains/losses, gains/losses on divestitures and other gains/losses. Net Debt to Adjusted EBITDA is a non-GAAP measure monitored by management as an indicator of the Company’s overall financial strength. Annualized Leverage represents normalized leverage for the period presented, calculated by annualizing Net Debt to Adjusted EBITDA using Adjusted EBITDA generated in the period.

•

Debt to Adjusted Capitalization is a non-GAAP measure which adjusts capitalization for historical ceiling test impairments that were recorded as at December 31, 2011. Management monitors Debt to Adjusted Capitalization as a proxy for the Company’s financial covenant under the Credit Facilities which require debt to adjusted capitalization to be less than 60 percent. Adjusted Capitalization incudes debt, total shareholders’ equity and an equity adjustment for cumulative historical ceiling test impairments recorded as at December 31, 2011 in conjunction with the Company’s January 1, 2012 adoption of U.S. GAAP.

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ADVISORY REGARDING OIL AND GAS INFORMATION – The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation. 120 and 180-day IP rates are subject to decline over time and not necessarily indicative of long-term performance or of ultimate recovery

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, except for statements of historical fact, that relate to the anticipated future activities, plans, strategies, objectives or expectations of the Company are forward-looking statements.  When used in this news release, the use of words and phrases including “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “focused on,” “forecast,” “guidance,” “intends,” “maintain,” “may,” “opportunities,” “outlook,” “plans,” “potential,” “strategy,” “targets,” “will,” “would” and other similar terminology is intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words or phrases.  Readers are cautioned against unduly relying on forward-looking statements which, by their nature, involve numerous assumptions and are subject to both known and unknown risks and uncertainties (many of which are beyond our control) that may cause such statements not to occur, or actual results to differ materially and/or adversely from those expressed or implied.  These assumptions include: future commodity prices and basis differentials; the ability of the Company to access credit facilities and shelf prospectuses;  future foreign exchange rates; the Company’s ability to capture and maintain gains in productivity and efficiency; data contained in key modeling statistics; availability of attractive commodity or financial hedges; benefits from technology and innovation; assumed tax, royalty and regulatory regimes; expectations and projections made in light of the Company's historical experience; and the other assumptions contained herein.  Risks and uncertainties that may affect the Company’s financial or operating performance include: market and commodity price volatility; uncertainties, costs and risks involved in our operations, including hazards and risks incidental to both the drilling and completion of wells and the production, transportation, marketing and sale of oil, NGL and natural gas; availability of equipment, services, resources and personnel required to perform the Company’s operating activities; our ability to generate sufficient cash flow to meet our obligations; the impact of COVID-19 (or other future pandemics) on commodity prices and to the Company’s operations; our ability to secure adequate transportation and storage for oil, NGL and natural gas; interruptions to oil, NGL and natural gas production; discretion of the Company’s board of directors to declare and pay dividends; the timing and costs associated with drilling and completing wells; business interruption, property and casualty losses (including weather related losses) and the extent to which insurance covers any such losses; counterparty and credit risk; the impact of changes in our credit rating and access to liquidity; changes in political or economic conditions in the United States and Canada; risks associated with technology, including electronic, cyber and physical security breaches; changes in royalty, tax, environmental, greenhouse gas, carbon, accounting and other laws or regulations or the interpretations thereof; our ability to timely obtain environmental or other necessary government permits or approvals; risks associated with existing and potential lawsuits and regulatory actions; risks related to the purported causes and impact of climate change; the impact of disputes arising with our partners; the Company’s ability to acquire or find additional oil and natural gas reserves; imprecision of oil and natural gas reserves estimates and estimates of recoverable quantities; risks associated with past and future acquisitions or divestitures; our ability to repurchase the Company’s outstanding common shares; the existence of alternative uses for the Company’s cash resources which may be superior to the payment of dividends or share repurchases; risks and uncertainties described in Item 1A. Risk Factors of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q; and other risks and uncertainties impacting the Company’s business as described from time to time in the Company’s periodic filings with the United States Securities and Exchange Commission or Canadian securities regulators.  The assumptions, risks and uncertainties referenced above are not exhaustive. Although the Company believes the expectations represented by its forward-looking statements are reasonable based on the information available to it as of the date such statements are made, forward-looking statements are only predictions and statements of our current beliefs and there can be no assurance that such expectations will prove to be correct.  All forward-looking statements contained in this news release are made as of the date of this news release and, except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statements.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

SOURCE: Ovintiv Inc.

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